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                            I. DESIGNATION AND AMOUNT

     The designation (this "Certificate of Designation") of this series, which consists of Four Thousand Five Hundred (4,500) shares of Preferred Stock of American Bio Medica Corporation, a New York corporation together with any additional shares of Preferred Stock issued as a dividend or otherwise in payment of obligations hereunder, not to exceed, in the aggregate Six Thousand (6,000) shares, is the Series D Preferred Stock (the "Preferred Stock" or "Preferred Shares") and the face amount per share shall equal One Thousand U.S. Dollars ($1,000) (the "Face Amount").

                                  II. DIVIDENDS

A. General. The holders of the Preferred Stock shall be entitled to receive cumulative dividends at the rate of eight percent (8%) of the Face Amount per annum (the "Dividend"). Such cumulative Dividends shall be payable quarterly in arrears within three Business Days of the last day of each April, July, October and January, commencing July, 1998, in cash or additional Preferred Shares, at the Company's option. Dividends on the Preferred Stock shall accrue and be cumulative on a daily basis from the date of issuance (with appropriate proration for any partial dividend period), whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Company legally available for the payment of such dividends.

B. Payment of Dividend in Preferred Shares. Should the Company elect to pay accrued but unpaid Dividends in additional shares of Preferred Stock, the number of Preferred Shares to which the Holder shall be entitled will be equal to the aggregate cash value of such unpaid Dividends, divided by the Face Amount.

C. Dividend Adjustment. Following the Effective Date, if the average Closing Bid Price of the Common Stock over any 20 consecutive trading days is greater than 145% of the Closing Price, the Dividend will thereafter be reduced from eight percent (8%) to five percent (5%) per annum, with appropriate pro-ration for partial dividend periods.

                            III. CERTAIN DEFINITIONS

     For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are permitted or required by law to be closed.

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B.   "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holders then holding a majority of the then outstanding shares of Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders, or, if they are unable to agree on such value, it shall be determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

C. "Closing Date" means the date of the "First Closing" as defined in the Securities Purchase Agreement.

D. "Closing Price" means the average Closing Bid Price of the Company's Common Stock over the five (5) consecutive trading days immediately preceding the Closing Date.

E.   "Common Stock" means the common stock, $0.01 par value, of the Company.

F. "Conversion Price" means the lesser of (i) 95% of the Market Price and (ii) 125% of the Closing Price, except that if the 10 day average Closing Bid Price ending on the Effective Date (the "Effective Price") is greater than 125% of the Closing Price, the maximum Conversion Price will be such Effective Price, not to exceed, in any case, 135% of the Closing Price.

G. "Effective Date" means the date the registration statement registering the resale of the shares of Common Stock into which the Preferred Shares are convertible is declared effective by the Securities and Exchange Commission.

H. "Holders" means the initial Holders of the Preferred Stock and their transferees.

I. "Market Price" means the average of the Closing Bid Prices of the Common Stock over any 3 trading days, selected by the Holder, in the 20 trading days immediately preceding the Conversion Date.

J.   "Material Adverse Change" means the occurrence of a material adverse change
     or  development  in  the  business,   properties,   operations,   financial
     condition, results of operation or prospects of the Company.

K.   "Registration Deadline" means the 90th day following the Closing Date.

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L.   "Securities  Purchase  Agreement" means the Securities  Purchase  Agreement dated as of April 24, 1998, among the Company and the purchaser named therein, as amended from time to time in accordance with the terms thereof.

M. "Warrants" means certain stock purchase warrants to acquire shares of Common Stock issued by the Company to the initial Holders in connection with the transactions contemplated by the Securities Purchase Agreement.


                                 IV. CONVERSION

     A. Conversion at the Option of Holder. Beginning on the earliest to occur of (i) the Effective Date, (ii) the Registration Deadline, (iii) the occurrence of any event or circumstance that, with the passing of time or the giving of notice, would constitute a Redemption Event, and (iv) any Material Adverse Change, each Holder may, at any time and from time to time convert any or all of its shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of the Preferred Shares being converted by the Conversion Price. The Conversion Price is subject to adjustment as provided in Article X.

     B. Mechanics of Conversion. To convert the Preferred Shares, a Holder shall: (i) fax (or otherwise deliver by other means resulting in notice) a copy of the fully executed Notice of Conversion in the form of Exhibit A hereto to the Company and (ii) within three (3) Business Days surrender or cause to be surrendered to the Company (or satisfy the provisions of Section XIII(A), if applicable) the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion. The date of the Company's receipt of the Notice of Conversion described in clause (i) shall be the "Conversion Date".

     C. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with the other provisions of this
Article IV. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, acceptable to Holder, via facsimile within two (2) Business Days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with this Article IV.

     D. Timing of Conversion. No later than the third Business Day following the Conversion Date (the "Delivery Period"), provided that the Company has received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Section XIII(A), if applicable), the Company shall deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of the number of Preferred Shares being converted and
(y) a certificate representing the number of Preferred Shares not being converted, if any. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the Notice of Conversion is revoked as provided in Section IV(D). The Delivery Period shall be extended until the Business Day following the date of delivery to the Company of the Preferred Stock Certificates to be converted or satisfaction of the provisions of Section XIII(A), if applicable.

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     E.  Revocation of Notice of  Conversion.  In addition to any other remedies which may be available to the Holder, in the event the Company fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the Preferred Shares (or, solely as expressly permitted pursuant to Sections V(B) and V(E), to effect a Cash Conversion (as defined below)) by the Business Day following the expiration of the Delivery Period (which certificates shall be unlegended after the Effective
Date), the Holder may revoke the Notice of Conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock certificates and other conversion documents, if any, delivered by Holder, to the Holder, and the Company and the Holder shall each be restored to their respective positions held immediately prior to delivery of the Notice of Conversion; provided however, that the Company shall remain liable for payment of the amounts determined pursuant to Section VI(A) hereof for each day falling between the trading day following the Delivery Period and the date of the revocation notice is received by the Company, and shall also remain liable for any damages suffered by Holder.

     F.  Mandatory  Conversion.  Notwithstanding  the other  provisions  of this
Article IV, if on or after the Effective Date the average closing bid price of the Common Stock over any 20 consecutive trading days is equal to or greater than 300% of the Closing Price, all outstanding Preferred Shares will be automatically converted into shares of Common Stock at the lowest Conversion Price in effect on such 20th trading day, so long as, on the date of conversion and for the 10 consecutive trading days prior to such date, (i) the shares of Common Stock issued pursuant to such mandatory conversion are (a) authorized and reserved for issuance, (b) registered under the Securities Act of 1933, as amended, for resale by the Holder subject to such conversion, and registered under the Securities Exchange Act of 1934 and (c) eligible to be traded on either the Nasdaq National Market System, the Nasdaq Small Cap Market, the New York Stock Exchange, the American Stock Exchange, or any successor national exchange, (ii) no event or circumstance has occurred that, with the giving of notice or the passage of time, would constitute a Redemption Event (as defined below), (iii) such conversion would not result in any Holder holding shares in excess of the 4.9% Limitation (as defined below), and (iv) the Company has not disclosed to the Holder any material non-public information about the Company. The Company shall give the Holders three (3) Business Days' notice of any mandatory conversion pursuant to this Section IV(F).

     G. Maturity; Required Redemption. All Preferred Shares outstanding on the third anniversary of the Closing Date will be redeemed on such date in cash equal to the aggregate Face Amount thereof. To the extent that the Preferred Shares are not so redeemed in cash on such date, the Holder may continue to convert such Preferred Shares in accordance with the other terms of this Certificate of Designation.

     H. Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Preferred Stock.

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     I. No Fractional  Shares.  No  fractional  shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of Common Stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

     J. Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program (the "FAST Program"), upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to the Company's transfer agent and upon the Holder's compliance with Section IV(B), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its Common Stock for the FAST Program.

     K. Five Percent Holdings. Notwithstanding anything to the contrary contained herein, the Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder, or any of its affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended), would beneficially own in excess of 4.9% of the shares of Common Stock (the "4.9% Limitation"). To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be convertible (vis-a-vis other securities owned by such Holder) and of which Preferred Stock shall be convertible (as among shares of Preferred Stock) shall be in the sole discretion of the Holder and submission of the Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such Preferred Stock is convertible (vis-a-vis other securities owned by such Holder) and of which shares of Preferred Stock are convertible (as among shares of Preferred Stock), subject to such aggregate percentage limitation. No prior inability to convert Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and regulation 13D and G thereunder. The provisions of this Section may be implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the Board of Directors of the Company and a Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of majority of the then outstanding shares of Common Stock. The Provisions of this Section may be waived by a Holder upon ninety (90) days prior written notice from such Holder to the Company, including, without limitation, a limited waiver to increase the 4.9% limit herein contained to any other percentage specified by Holder. The limitations contained in this Section shall apply to a successor Holder of Preferred Stock if, and to the extent, elected by such successor Holder concurrently with its acquisition of such Preferred Stock, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor Holder or Holders shall be used by a Holder to evade the limitations contained herein).

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     V. RESERVATION OF AUTHORIZED  SHARES OF COMMON STOCK;  LIMITATION ON NUMBER
OF CONVERSION SHARES

     A. Reservation of Common Stock. Subject to the provisions of this Article V, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock and the exercise of the Warrants a sufficient number of shares of Common Stock to provide for the conversion of all outstanding Preferred Shares upon issuance of shares of Common Stock and the exercise of all Warrants (the "Reserved Amount"). The Reserved Amount shall be allocated among the Holders as provided in Section V(C). If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") is less than one hundred seventy-five percent (175%) of the number of shares of Common Stock issuable on such trading days upon conversion of the outstanding Preferred Stock and exercise of the then outstanding Warrants (in each case without giving effect to any limitation on conversion or exercise thereof) then the Company shall immediately notify the Holders of such occurrence and shall immediately take all necessary action (including stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and exercise of all outstanding Warrants (in each case, without giving effect to any limitation on conversion or exercise thereof).

     B. Limitation on Number of Common Shares to be Issued.

     (i) Unless the Stockholder Approval (as defined below) is obtained, the Company shall not be obligated to issue, in the aggregate, more than 2,745,000 shares of Common Stock upon conversion of the Preferred Shares (the "Common Share Limit"), such amount to be proportionally and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganizations and similar events relating to the Common Stock). If the Stockholder Approval has not been obtained at any time that the Common Share Limit with respect to any Holder has been reached, Notices of Conversion by such Holder shall be honored by payment to such Holder of cash in an amount equal to the Closing Bid Price on the trading day of delivery of the applicable Notice of Conversion multiplied by the number of shares of Common Stock which would be issuable in satisfaction of the applicable Notice of Conversion (such payment being referred to herein as a "Cash Conversion").

     (ii) If the Stockholder Approval has been obtained at any time, the Company shall have the right, subject to delivery of the notice required by Section V(E) below, to honor any Notices of Conversion for shares of Common Stock in excess of the Common Share Limit by (a) delivery of shares of Common Stock or (b) by Cash Conversion.

     C. Allocation of Reserved Amount, Common Share Limit. The Reserved Amount and the Common Share Limit shall be allocated among the Initial Holders according to the number of Preferred Shares issued to each such Holder on the Closing Date. Any shares of Common Stock which were initially allocated to any Holder remaining after such Holder no longer owns any Preferred Shares shall be allocated among the remaining Holders pro rata, based on the number of Preferred Shares then held by such Holders.

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     D.  Share   Authorization.   The  Company   shall   solicit  by  proxy  the
authorization (the "Stockholder Approval") by the stockholders of the Company of the issuance of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to the terms hereof and the exercise of the Warrants pursuant to the terms thereof in the aggregate in excess of twenty (20) percent of the outstanding shares of Common Stock and to eliminate any prohibitions under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Common Share Limit and use its commercially reasonable efforts to obtain the Stockholder Approval no later than one hundred and twenty (120) days following the date of the First Closing.

     E. Obligation to Notify. If the Company has not received the Stockholder Approval by the date that is one hundred and twenty (120) days following the First Closing, the Company shall, on or prior to such date, notify the Holders. The Company shall immediately notify the Holders if, at any time, the Stockholder Approval is obtained. Following receipt of Stockholder Approval, the Company shall have the right, by notice to all of the Holders not less than five
(5) Business Days prior to the first day of any month, to elect to honor all Notices of Conversion solely by Cash Conversion (and not by delivery of Common Stock1) during such month. Each such notice (a "Notice of Cash Conversion") shall be effective only with respect to the single month designated therein, and shall specify, as of the date of delivery of such notice, the unissued portion of the Common Share Limit of the Holder to whom such notice is being delivered.

                             VI. FAILURE TO CONVERT

     A. Conversion Defaults. If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second Business Day following the expiration of the Delivery Period for such conversion (said period of time being the "Extended Delivery Period"), such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause
(x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause
(y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders. Notwithstanding anything in this Section VI(A) or anywhere else in this Agreement to the contrary, no Conversion Default shall be deemed to occur if, prior to expiration of the Delivery Period, the Company has made to the Holder the cash payment permitted to be made pursuant to Section V(B) following issuance to such Holder of such Holder's allocated portion of the Common Share Limit.

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     B.  Conversion  Default  Payments.  The payments to which a Holder shall be entitled pursuant to Section VI(A) are referred to herein as "Conversion Default Payments." Conversion Default Payments shall be paid in cash within two (2) Business Days of written demand from a Holder. Such payment shall be made in accordance with and be subject to the provisions of Section XIII(B).

     C. Adjustments to Conversion Price. If a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) day after the expiration of the Delivery Period with respect to a conversion of Preferred Stock (or, if applicable, the cash payment permitted to be made pursuant to Section V(B)) for any reason (other than as a result of such conversion exceeding such Holder's pro rata portion of the Reserved Amount) then the Conversion Price in respect of any shares of Preferred Stock held by such Holder shall thereafter be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through but excluding the Cure Date. If there shall occur a Conversion Default of the type described in clause
(y) of Section VI(A), then the Conversion Price with respect to any conversion thereafter shall be the lower of the Conversion Price and the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through but excluding the Cure Date. The Conversion Price shall thereafter be subject to further adjustment as described in Article X.

                      VII. REDEMPTION DUE TO CERTAIN EVENTS

     A. Redemption Events. A "Redemption Event" means any one of the following:

     (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants or required from time to time to be reserved pursuant to this Certificate of Designation or the Warrants) is suspended from trading on, or is not listed (and authorized) for trading on, the Nasdaq, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of ten
(10) trading days in any twelve (12) month period;

     (ii) the Company fails,  and any such failure  continues  uncured for seven
(7) Business Days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued after the Effective Date to the Holders upon conversion of the Preferred Stock or upon exercise of the Warrants as and when required by this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement dated as of April 24, 1998, by and among the Company and the other signatories thereto (the "Registration Rights Agreement");

     (iii) the Company fails: (x) to file the registration statement required pursuant to Section 2.1 of the Registration Rights Agreement on or before the thirtieth (30th) day following Closing, and to cause the registration statement to be declared effective on or before the one hundred fiftieth (150th) day following Closing, in a manner which would allow the sale of all Registrable Securities (as defined in the Registration Rights Agreement); or (y) to cause the holders of Preferred Stock to be able to utilize such registration statement for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement), unless the Company is using its best efforts to remedy such inability to utilize such registration statement, subject to the Company's Board of Directors having determined in their good faith business judgment by resolution that the continued effectiveness of such registration statement would have a material adverse effect on the Company's ability to consummate a financing, acquisition, merger or joint venture, in each case for which substantive discussions are underway, the failure of which to consummate would have a material adverse effect on the Company's financial condition, results of operations or future prospects; provided that in no event shall such failure exist for a total of more than twenty (20) days in any twelve (12) month period; or

     (iv) the Company fails for any reason to (A) issue shares of Common Stock within ten (10) Business Days after the expiration of the Extended Delivery Period with respect to any conversion of Preferred Stock, or (B) if applicable, to make the cash payment to the extent permitted to be made pursuant to Section V(B)).

     (v) the Company provides notice to any Holder, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any Holder upon conversion in accordance with the terms of this Certificate of Designation (other than (i) because of unavailability of authorized shares, or (ii) because such issuance would exceed such Holder's allocated portion of the Common Share Limit, for which failures the Holders shall have the remedies set forth elsewhere herein);

     (vi) the Company breaches any material covenant or other material term of this Certificate of Designation, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement, the breach of which would have a material adverse effect on the Company or the rights of the Holder with respect to its shares of Preferred Stock or the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants, and such breach continues for a period of five (5) Business Days after written notice thereof to the Company;

     (vii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Preferred Stock (including, without limitation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect on the Company or on the Holder with respect to its investment in the shares of Preferred Stock or Warrants or the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants; or

     (viii) the Company  fails to increase  the  Reserved  Amount (A) within ten
(10) days following an Authorization Trigger Date if such increase requires solely approval of the Company's Board of Directors or (B) otherwise within sixty (60) days thereafter.

     B. Redemption By Holder. Following the occurrence of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company while such Redemption Event continues, to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein) any or all of the then outstanding shares of Preferred Stock, together with accrued and unpaid dividends thereon and any Conversion Default Payments applicable thereto, held by such Holder. The "Redemption Amount" with respect to a share of Preferred Stock means an amount equal to the greater of (i) 1.5 times the aggregate Face Amount of the Preferred Shares for which a demand is being made and (ii) an amount determined by the following formula:

                                 Face Amount x M
                               ------------------
                                       CP

     When: "CP" means the lowest Conversion Price during the period beginning on the date of the Redemption Notice and ending on the date of redemption; and "M" means the highest Closing Bid Price of the Company's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported in the principal securities exchange or trading market in which the Common Stock is traded.

     C. Optional Redemption by the Company. Beginning upon the earlier to occur of (i) the date that the Company completes an underwritten public offering of its Common Stock, or (ii) the first anniversary of the Closing Date, the Company may, at its option, redeem for cash out of funds legally available therefor, all of the outstanding Preferred Shares ("Optional Redemption") at a price per share equal to the greater of (i) 125% of the Face Amount of the Preferred Stock or
(ii) the product of (X) 125% of the Closing Bid Price of the Common Stock on the trading day preceding the Company's Optional Redemption Notice (as defined below) to the Preferred Shareholders, multiplied by (Y) the number of shares of Common Stock issuable upon conversion of the Preferred Stock being redeemed. The Company may not deliver an Optional Redemption Notice for a redemption for cash unless such redemption is with respect to all then-outstanding shares of Preferred Stock and unless the Company had ("Funding Availability"): (a) the full amount to be paid for the Preferred Shares pursuant to the Optional Redemption (the "Optional Redemption Amount") in cash, available in a demand or other immediately available account in a bank or similar financial institution; or (b) immediately available credit facilities, in the full amount of the Optional Redemption Amount in cash with a bank or similar financial institution (or binding commitment letters with respect thereto which commitment letters shall be subject only to commercially reasonable conditions to closing as to which the Company's Board of Directors has made a good faith business judgement will be fulfilled to permit consummation of the redemption hereunder); or (c) an agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem for the Optional Redemption Amount in cash any stock that is not converted prior to redemption; or (d) a combination of the items set forth in the preceding clauses (A), (B) and (C), aggregating the full amount of the Optional Redemption Amount in cash. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of the Company certifying that the Company has Funding Availability and by other appropriate documentation as evidence thereof. The Company shall provide each Holder with at least 30 days' notice of any proposed optional redemption pursuant this Section VII(C) (an "Optional Redemption Notice"). Any optional redemption pursuant to this Section VII(C) shall be made ratably among Holders in proportion to the Face Amount of Preferred Stock then outstanding and held by such Holders. The Optional Redemption Notice shall state the Face Amount of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Company to the Holders at the address of such Holder appearing on the register of the Company for the Preferred Stock.

     Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each Holder shall provide the Company with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (x) the Company will deliver the redemption amount via wire transfer to the account designated by the Holders, (y) the Holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a Holder designating an account to which funds should be transferred, delivery of a certified check in the amount due such Holder in connection with such Optional Redemption to the address of such Holder appearing on the register of the Company for the Preferred Stock), that number of shares to be redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Certificate of Designation, each Holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

     D. Redemption Payment Defaults. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Preferred Stock, as provided in this Article VII, within five (5) Business Days of its receipt or delivery, as applicable, of a notice requiring such redemption, then each Holder (i) shall be entitled to interest on the Redemption Amount at a floating per annum rate equal to the lower of (x) eighteen percent (18%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, payable in cash within two (2) Business Days of written demand from a Holder. In the event the Company is not able to redeem all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices.

     E. Capital Impairment. In the event that any section of the New York Business Corporation Law ("NYBCL"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this Article VII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of said Section (and not take any actions inconsistent therewith); and
(iii) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the NYBCL (such redemption to be at the greater of the Redemption Price in effect at the time of the original Redemption Event giving rise to such violation and the redemption price which would be applicable for a Redemption Event at the time of such later election under this clause (iii). In such case, any Holder shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Article IV all or any portion of the Redemption Amount plus any interest or other charges which have accrued into shares of Common Stock on a dollar for dollar basis based upon the most recently reported trading price for the Common Stock. In the event the Company is not able to redeem all the shares of the stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption Notices. In addition, and notwithstanding anything to the contrary contained in this Section VII(E), so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this Section VII.E, the Company shall be (and shall be deemed to be) in breach of the redemption obligations set forth in this Section VII(E) and each Holder shall have all rights and remedies under this Certificate of Designation or otherwise at law for damages, with respect to such breach. Upon a Redemption Event described in
Section VII(A)(iv), to the extent that the Company has not yet obtained the Stockholder Approval, any Holder who has not had its Preferred Stock converted in accordance with the terms of this Certificate of Designation may elect one or both of the following: (i) require, with the consent of the Holders, the Company to terminate the listing of its Common Stock on Nasdaq or the Nasdaq Small Cap Market and to cause its Common Stock to be listed on the over-the-counter electronic bulletin board, at the option of the requesting Holder; and (ii) require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the Conversion Price in effect on the date of the Holder's written notice to the Company of its election to receive shares of Common Stock pursuant to this subparagraph (ii).

                  VIII.    RANK; PARTICIPATION

     A. Rank. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company now outstanding or hereafter created (unless, with the consent of a majority of the Holders obtained in accordance with Article XII hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     B. Participation. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their shares of Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                           IX. LIQUIDATION PREFERENCE

     A. Liquidation of the Company. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities and, together with the Holders of Preferred Stock the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B. Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

     C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Company with respect thereto pursuant to this Certificate of Designation through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

           X. ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

     The Conversion Price shall, in order to accomplish the results contemplated in this Certificate of Designation, be subject to adjustment from time to time as follows:

     A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be proportionately reduced. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.

     B. Certain Public Announcements. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Company or
(ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article IV the (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in Article IV. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

     C. Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder's Preferred Shares been converted (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Preferred Stock in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) Business Day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier). Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause
(i) of this Section X(C). If the Major Transaction Consideration does not consist entirely of United States dollars, such Holder may elect to receive United States dollars in an amount equal to the value, determined by a reputable accounting firm selected by the Company that is reasonably acceptable to a majority of the Holders of the Major Transaction Consideration in lieu of the Major Transaction Consideration which does not consist entirely of United States Dollars, by delivering notice of such election to the Company within five (5) days of the Holder's receipt of the Notice of Major Transaction.

     D. Issuance of Other Securities. If, at any time after the First Closing the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Conversion Price, then, at the Holder's option: (x) in the case of clause (i), the Conversion Price in respect of any conversion of Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities, to the extent such calculation would result in a lower Conversion Price; and (y) in the case of clause (ii), the Conversion Price will be reduced to such lesser conversion or exercise price, to the extent that this would result in a lower Conversion Price.

     E. Adjustment Due to Distribution. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Conversion Price shall be equitably adjusted to take account of such distribution.

     F. Purchase Rights. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

                                XI. VOTING RIGHTS

     No holder of the Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

                           XII. PROTECTION PROVISIONS

     So long as any Preferred Shares are outstanding, the Company shall not, without first obtaining the approval of a majority of the Holders: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Preferred Stock; (f) redeem or declare or pay any cash dividend or distribution on any Junior Securities, or (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

                               XIII. MISCELLANEOUS

     A. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock
Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

     B. Statements of Available Shares. Upon request, the Company shall deliver to each Holder a written report notifying the Holders of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Preferred Stock outstanding as of the date of the request, (ii) the total number of shares of Common Stock issued upon all conversions of Preferred Stock through the date of the request, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Preferred Stock as of the date of the request, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of the Preferred Stock before the Company would exceed the Common Share Limit and Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any Holder, provide all of the information enumerated in clauses (i)
- (v) of this Section XIII(B) and, at the request of a Holder, make public disclosure thereof.

     C. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) eighteen percent (18%) and (y) the highest interest rate permitted by applicable law.

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

     D. Conversion of Default Amounts. In addition, and notwithstanding anything to the contrary contained in this Certificate, a Holder may elect in writing to convert all or any portion of accrued Default Amounts, at any time and from time to time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the default with respect thereto through the cure date for such default. In the event that a Holder elects to convert all or any portion of the Default Amounts into Common Stock, the Holder shall so notify the Company on a Notice of Conversion of such portion of the Default Amounts which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of, and subject to limitations contained in, Article IV.

     E. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (including, without limitation, damages incurred to effect "cover" purchase of shares of Common Stock anticipated to be received upon a conversion hereunder and not received in accordance with the terms hereof). Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     F. Specific Shall Not Limit General; References to "Preferred Stock". No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any person as the drafter. Any reference herein to Preferred Shares, Preferred Stock or an unspecified amount of Preferred Shares or Preferred Stock shall be deemed to include, without limitation, all shares of Preferred Stock issued or then issuable as a dividend or otherwise in satisfaction of any obligation of the Company with respect to any Preferred Stock issued on the date hereof.

     G. Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                                       18